EXHIBIT 10.27

SUMMARY OF ATHERSYS, INC.
2022 CASH BONUS INCENTIVE PLAN

On March 5, 2022, the Board of Directors of Athersys, Inc. (“the Company”), based upon the recommendation of the Compensation Committee of the Board of Directors of the Company, approved a cash bonus incentive plan (the “Plan”) for the year ending December 31, 2022 for the named executive officers of the Company. The Plan provides that each participant is eligible to earn a bonus during the award term of January 1, 2022 through December 31, 2022. The Plan provides for the following target bonus percentages of the named executive officer’s salary during the award term, payout being solely based on the achievement of specified corporate goals. The corporate goals include advancing the Company’s clinical programs for MultiStem and manufacturing process development initiatives, executing against the established operating plan and capital acquisition objectives. There is no formally adopted plan document for the Plan.

Title	Target Bonus
Chief Executive Officer	60%
President & Chief Operating Officer	45%
Executive Vice President & Chief Scientific Officer	45%
Chief Financial Officer	40%